Exhibit 15.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements No. 333-151431 on Form S-8 and No. 333-160287 on Form F-3 of our reports dated April 30, 2010, relating to the consolidated financial statements of VanceInfo Technologies Inc., its subsidiaries and its variable interest entity (collectively, the “Group”) and the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of VanceInfo Technologies Inc. for the year ended December 31, 2009.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Beijing, the People’s Republic of China
April 30, 2010